THE WIDECOM GROUP, INC.
                           72 DEVON ROAD, UNIT 18
                      BRAMPTON, ONTARIO, CANADA L6T 5B4
                            --------------------
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 20, 1998
                            --------------------

To the Shareholders of
 THE WIDECOM GROUP, INC.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Widecom Group, Inc. (the "Company") will be held at ________ in Toronto, Canada on November 20, 1998 at 10:00 a.m., for the following purposes:

      1. To elect FIVE (5) Director(s) to the Company's Board of Directors to hold office for a period of one (1) year or until their successors are duly elected and qualified; and

      2. To approve the issuance of securities of the Company in a private placement offering of up to 50 Units, each Unit consisting of: (i) 40,000 shares of Common Stock; and (ii) a 12% three-year convertible note in the principal amount of $20,000, at a purchase price of $30,000 per Unit and such other terms described in the Proxy Statement; and

      3. To approve the acquisition of Diprin, Inc., an entity owned by Raja Tuli, the Company's Chairman, for a purchase price of 500,000 shares of the Company's Common Stock; and

      4. To approve a proposal to grant the Board of Directors the authority to amend the Certificate of Incorporation of the Company to effect a reverse stock split of the Company's Common Stock in the range of from two-for-one (2:1) to eight-for-one (8:1) of the Company's Common Stock, $.01 par value per share; and

to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

      The close of business on September 21, 1998 has been fixed as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

      You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the Annual Meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Company, in writing, prior to the Annual Meeting of Shareholders.

                                       By Order of the Board of Directors

                                       SUNEET S. TULI, Secretary

Dated: October 26, 1998

      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           THE WIDECOM GROUP, INC.
                           72 Devon Road, Unit 18
                      Brampton, Ontario, Canada L6T 5B4

                            --------------------

                               PROXY STATEMENT

                                     FOR

                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 20, 1998

                            --------------------

      This Proxy Statement and the accompanying form of proxy will be mailed on or about October 28, 1998 to the holders of the Company's Common Stock of record ("Record Date") on September 21, 1998 of THE WIDECOM GROUP, INC., an Ontario, Canada corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on November 20, 1998 at ________ in Toronto, Canada and at any adjournment thereof.

              SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

      Shares of the Company's Common Stock represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted as follows: (i) FOR the election of five (5) Directors to the Company's Board of Directors; (ii) FOR the approval of a private offering of units, minimum of $600,000 and maximum of $1,500,000; (iii)
FOR the approval of the acquisition of Diprin, Inc. an entity owned by Raja S. Tuli; (iv) FOR the proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split in the range of from two-for-one (2:1) to eight-for-one (8:1) of the Company's Common Stock, par value $.01 per share; and (v) FOR such other matters as may be properly brought before the meeting and for which the persons named on the enclosed proxies determine, in their sole discretion to vote in favor.

      Any such proxy may be revoked at any time before it is voted. A shareholder may revoke his or her proxy by notifying the Secretary of the Company either in writing prior to the Annual Meeting, in person at the Annual Meeting, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. A majority of the shares present and voting at the Annual Meeting is required for approval of all proposals being submitted to the shareholders for their consideration except, the proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split which requires a favorable vote of two-thirds (2/3) of the votes cast at the Annual Meeting. A shareholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the Annual Meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A shareholder voting through a proxy who abstains with respect to approval of any other matter to come before the Annual Meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

      The Company will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Company's Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

      The Annual Report to Shareholders on the Company's Report on Form 10-K for the fiscal year ended March 31, 1998, including financial statements, accompanies this Proxy Statement.

      The principal executive offices of the Company are located at 72 Devon Road, Unit 18, Brampton, Ontario, Canada; the Company's telephone number is
(905) 712-0505.

Independent Public Accountants

      The Board of Directors of the Company has selected BDO Dunwoody ("BDO"), Chartered Accountants, as independent accountants of the Company for the fiscal year ending March 31, 1999. Shareholders are not being asked to approve such selection because such approval is not required under the Company's Bylaws or the Canada Business Companies Act. The audit services provided by BDO, consists of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. Representatives of BDO, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                  VOTING SECURITIES AND SECURITY OWNERSHIP
                 OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The securities entitled to vote at the Annual Meeting are the Company's common stock, $.01 par value per share (the "Common Stock"). The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the Annual Meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to shareholders.
The close of business on September 21, 1998 has been fixed as the Record
Date for the determination of the Common Stock shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of September 21, 1998, there were 7,154,598 shares of Common Stock issued and outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

      The following table sets forth certain information as of October 15, 1998, with respect to each Director, each nominee for Director, each executive officer, all Directors and Officers as a group and the persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Company to be the beneficial owner of more than five (5%) percent of any class of the Company's voting securities.


                                             Amount and
                                             Nature of             Percentage of
                                             Beneficial             Outstanding
Name and Address of Beneficial Owner(1)     Ownership(2)           Shares Owned
---------------------------------------     ------------           -------------

Raja S. Tuli...........................     1,498,509(3)              20.945%
Lakhbir S. Tuli........................     1,026,258                 14.34 %
Suneet S. Tuli.........................       805,597(4)              11.26 %
Dr. Ajit Singh.........................           ---                   ---
Bruce Vallillee........................           ---                   ---
Willem J. Botha........................           ---                   ---
Mark Maltese...........................        13,334                   0.2
Lt. Colonel K.C. Sharma................           ---                   ---
Stan Seitz.............................           ---                   ---
All executive officers and directors
 as a group (six persons)..............     3,343,698(2)(3)(4)        46.545%

--------------------
<F1>  Unless otherwise indicated, the business address of each beneficial owner is 72 Devon Road, Unit #18, Brampton, Ontario, Canada, L6T 5B4.
<F2>  Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common
      Stock shown as beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date hereof have been exercised.
<F3>  Includes (i) 175,000 Common Shares issuable upon exercise of currently exercisable options at a price of $2.125 per share and 50,000 shares issuable upon exercise of currently exercisable warrants at a price of
      $2.125 per share, and (ii) 32,500 shares owned by Diversified
      Investors Capital Services of North America, Inc., a New York
      corporation, 30,500 shares owned by Pyrotech Limited, a Cayman Islands corporation, and 4,000 shares owned by Donald J. Schattle, respectively, as to which Mr. Tuli has voting rights pursuant to a stock exchange agreement.
<F4>  Includes 75,000 Common Shares issuable upon exercise of currently exercisable options at a price of $2.125 per share and 50,000 Common
      Shares issuable upon exercise of currently exercisable warrants at a price of $2.125 per share.


Certain Reports

      No person who, during the fiscal year ended March 31, 1998, was a Director, officer or beneficial owner of more than ten percent of the Company's Common Stock (which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the "Act") (a "Reporting Person") failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any Reporting Person that no Form 5 is required.

      It is expected that the following will be considered at the Annual Meeting and action taken thereon:

                         I.  ELECTION OF DIRECTORS

      The Board of Directors has unanimously approved, and recommends Shareholder approval to elect six (6) Director(s) to the Company's Board of Directors to hold office for a period of one (1) year or until their successors are duly elected and qualified.

Proposal

      The By-laws of the Company provide that the Board of Directors shall be comprised of not less than one (1) nor more than nine (9) persons. The Board of Directors currently consists of five (5) members elected for a term of one year and until their successors are duly elected and qualified.

      At the Annual Meeting of Shareholders, five (5) Directors will be elected to serve until the 1999 Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall have qualified. The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the nominees for a Director. All proxies received by the Board of Directors from holders of the common stock will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur.

      The following table sets forth certain information as of the date hereof with respect to the Directors of the Company, including all nominees for election to the Company's Board of Directors at the Annual Meeting.

                                 Position with                 Continually
       Name                     Company; and Age                  Since        Term Expires
       ----                     ----------------               -----------     ------------

                                    NOMINEES

Raja S. Tuli           President, Chief Executive Officer
                       and Director of the Company, 32            1990            1999

Suneet S. Tuli         Executive Vice President, Secretary
                       and Director of the Company, 30            1992            1999

Lt. Colonel
K.C. Sharma            Director, 57                               1998            1999

Dr. Ajit Singh         Director, 57                               1992            1999

Bruce D. Vallillee     Director, 77                               1995            1999


--------------------

Raja S. Tuli, founder of the Company, has been President, Chief Executive Officer and a director of the Company since its inception. From the Company's inception to August 1993, Mr. Tuli was also Treasurer of the Company. From 1987 to 1990 Mr. Tuli was President of CaCE Ltd. a family-owned architectural/construction business. Mr. Tuli received a Bachelor of Science degree in Computer Engineering in 1988 from the University of Alberta. Mr. Tuli is a resident Canadian national. Mr. Raja Tuli is the brother of Suneet S. Tuli.

Suneet S. Tuli has been Executive Vice President of Sales and Marketing and Secretary since September 1993, and a director of the Company since October 1992 and was the Marketing manager of the Company from June 1990 to August 1993. Mr. Tuli received a Bachelor of Science degree in Civil Engineering from the University of Toronto in April 1990 and is a resident Canadian national. Mr. Tuli is the brother of Raja S. Tuli.

Lt. Colonel Kailash Chander Sharma is a director of the Company. Lieutenant Colonel Sharma possesses a Masters Degree in Political Science from Delhi University. Lt.Col. Sharma has a lengthy military background occupying several senior posts with significant levels of responsibility including strategic planning and public relations. Lt. Col. Sharma is proficient in government organizational and regulatory matters and since 1992 has operated a private consulting company, named Sharma's Consulting Company Private Limited.

Dr. Ajit Singh has been a director of the Company since October 1992. Dr. Singh is the Senior Fellow at Queens' College, University of Cambridge in England, and its Director of Studies in Economics. Since 1987, Dr. Singh has held the Dr. William M. Scholl Visiting Chair in the Department of Economics at the University of Notre Dame in the United States. Dr. Singh has been a senior economic advisor the governments of Mexico and Tanzania, and is the author of Takeovers, Their Relevance to the Stock Market and the Theory of the Firm. Dr. Singh is the uncle of Raja and Suneet Tuli.

Bruce D. Vallillee has been a director of the Company since September 1995. Since April 1994, Mr. Vallillee has been President of Vallillee Wide Format Products, Ltd. a company engaged in wide format document management and equipment sales. From 1987 to 1994, Mr. Vallillee was the President of Vallillee Electronics, Ltd., a company engaged in the distribution of electronic products. From 1976 to 1987, Mr. Vallillee was Vice President - Sales and Marketing for ITT/Canon Canada, the Canadian joint venture of ITT Corporation and Canon Electronics Corp. Mr. Vallillee is a resident Canadian national.

Under Ontario law, a majority of the directors of the Company must be resident Canadians. A resident Canadian is defined, generally, to be an individual who is (i) a Canadian citizen ordinarily resident in Canada, (ii) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or (iii) a permanent resident within the meaning of the Immigration Act (Canada), and ordinarily resident in Canada. A majority of the Board of Directors are presently Canadian residents.


Board Meetings, Committees and Compensation of Directors

      During the fiscal year ended March 31, 1998, although no meetings of the Board of Directors were held, on five (5) occasions the Board took action by unanimous written consent in lieu of a meeting.

      The Audit Committee is the only currently standing committee of the Board of Directors. The members of the committee are Lt. Colonel Kailash Chander Sharma and Bruce D. Vallillee. The Audit Committee reviews (i) the Company's audit functions, (ii) with management, the finances, financial condition, and interim financial statements of the Company, and (iii) with the Company's independent auditors, the year end financial statements of the Company. Members of the Audit Committee do not receive additional compensation for such service.

      No director of the Company received any compensation for such services as a director during the Company's last three fiscal years ended March 31, 1998. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-employee directors are reimbursed for their out-of-pocket expenses in attending Board meetings and a per diem of $1,000.


Executive Compensation

      The following table sets forth the cash compensation paid or accrued by the Company during the fiscal year ended March 31, 1998 to those persons serving as officers of the Company for the year ended March 31, 1998. No other officer was compensated at a rate in excess of $100,000.

                         SUMMARY COMPENSATION TABLE
                         --------------------------

Name                    Year     Salary & Commission     Consulting Fees      Total
----                    ----     -------------------     ---------------      -----

Raja S. Tuli            1998          $ 56,850             $69,874(1)        $126,724
 (President &
 C.E.O)                 1997          $ 19,100             $79,360           $ 98,460

                        1996          $      0             $79,225           $ 79,225

Suneet S. Tuli          1998          $ 52,584             $59,892(1)        $112,477
 (Secretary, V.P.-
 Sales & Marketing)     1997          $ 50,405             $35,520           $ 85,925

                        1996          $ 51,902             $     0           $ 51,902

Mark Maltese            1998          $139,548                 nil           $139,548
 (Sales Manager)
                        1997          $ 47,917             $     0           $ 47,917

                        1996               N/A


--------------------
<F1>  Such amounts were paid by the Company to a consulting company owned by the respective officers of the company for the year ended March 31,
      1998.


           OPTION/SAR GRANTS IN LAST FISCAL YEAR MARCH 31, 1997-1998.

                                                                                                Potential
                                                                                             Realizable Value
                                                Individual Grants                           At Assumed Annual    Alternative To
                                   -----------------------------------------                  Rates of Stock      (f) And (g):
                                    Number Of     Percent Of                                Price Appreciation     Grant Date
                                    Securites    Total Options                               For Option Term          Value
                                   Underlying     Granted To      Exercise                  ------------------   ---------------
                                     Options     Employees In      Of Base     Expiration                          Grant Date
              Name                 Granted (#)   Fiscal Year %   Price($/sh)      Date      5% ($)    10% ($)    Present Value $
-------------------------------    -----------   -------------   -----------   ----------   ------   ---------   ---------------
              (a)                      (b)            (c)            (d)          (e)        (g)        (h)            (i)

Raja S. Tuli (CEO)                   25,000          8.9767        $2.125       09/23/07      0      $3,612.50          0
Suneet S. Tuli (Executive Vice
 President Sales & Marketing)        25,000          8.9767        $2.125       09/23/07      0      $3,612.50          0
Mark Maltese (Vice President of
 Sales & Marketing)                  40,000         14.3627        $2.125       09/23/07      0      $5,780.00          0


Note:  Stock Value @ Grant Date = $0.875.


 Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option Values


                                                                  Number Of
                                                                  Securities         Value Of
                                                                  Underlying       Unexercised
                                                                  Unexercised      In-The-Money
                                                                  Options At        Options At
                                                               Fiscal Year-End    Fiscal Year-End
                                    Shares                           (#)                ($)
                                 Acquired On        Value        Exercisable/       Exercisable/
             Name                Exercise (#)   Realized ($)    Unexercisable      Unexercisable
------------------------------   ------------   ------------   ----------------   ---------------
             (a)                     (b)            (c)              (d)                (e)


Raja S. Tuli, (CEO)                   0              0         175,000 / 0               0
Suneet S. Tuli (Executive Vice
 President Sales & Marketing)         0              0          75,000 / 0               0
Mark Maltese (Vice President
 of Sales & Marketing)                0              0          13,334 / 26,666          0


Note:  (A)  Year End Stock Price = $ 0.75
       (B) Year End Stock Price < Option Price therefore Options are not "In-The-Money" and have no value for this calculation.

                           Stock Performance Graph


         700-


         600-


         500-

U
S        400-
D

$        300-


         200-


         100-


           0-
              __________________________________________________________________
                            1994        1995        1996        1997        1998


                          31-Mar-94   31-Mar-95   31-Mar-96   31-Mar-97   31-Mar-98
                          ---------   ---------   ---------   ---------   ---------

NASDAQ                     239.36       266.3      361.54      401.76      609.68
The WideCom Group, Inc                               9.5         3.88        0.75
Intergraph                   9.13        11.88      16           7.75        8.47


1995 Stock Option Plan

      In 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan") to attract, retain and motivate persons as key service providers to the corporation and its affiliates and to advance the interest of the Company by providing such persons with the opportunity, through shares options, to acquire a proprietary interest in the Company. The 1995 Plan was approved by shareholders in July, 1995. In January, 1997 the 1995 Plan was amended to increase the number of shares eligible for grant from 375,000 shares to 500,000 shares.

      The 1995 Plan is available for certain eligible persons which means any director, officer or employee of the Company or any Affiliate, or any other service provider or a corporation controlled by an eligible person, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such eligible person and/or spouse, children and/or grandchildren of such eligible person ("Eligible Person"). Options may be granted by the Board to any Eligible Person, provided, however, that the aggregate number of shares reserved for issuance upon the exercise of all Options granted to both Raja S. Tuli and Suneet S. Tuli shall not exceed 250,000 Options.

      The number of shares subject to each Option, the Option price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. The Option price of any Option shall in no circumstances be lower than the market price on the date on which the grant of the Option is approved by the Board.

      The terms of the Option shall not exceed 10 years from the date of the grant of the Option.

      No Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any shares reserved for issuance to such Optionee under options for services or any other stock option plans, would exceed 5% of the issued and outstanding shares.

      Subject to provisions of the 1995 Plan, an Option may be exercised from time to time by delivery to the Company at its registered office of a written notice of exercise addressed to the Secretary of the Company specifying the number of shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified check, of the Option Price of the Shares then being purchased.

      In the event that the shares are at any time changed or affected as result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of shares reserved for Option shall be adjusted accordingly by the Board to such as they deem proper in their discretion.
In such event, the number of, and the price payable for, any shares that are then subject to Option may also be adjusted by the Board to such extent as they deem proper in their discretion.

Certain Relationships And Related Transactions

      In November 1995, the Company entered into an indemnification agreement with Raja Tuli, Suneet Tuli, Lakhbir Tuli and the Whale Securities Co., L.P., the underwriter of the Company's initial public offering ("Whale") pursuant to which: (i) the Company, Raja Tuli, Suneet Tuli and Lakhbir Tuli, jointly and severally, agreed to indemnify and hold Whale harmless for any and all losses, claims, damages, expenses or liabilities it may suffer (including reasonable legal fees and expenses) as a result of any claim arising out of or based upon or related to a claim asserted by Mr. Debs who commenced an action against the Company in New York County Supreme Court in 1995 ("Claim") (including legal fees and expenses) as a result of a Claim, which indemnity may be made in cash or Common Shares, and (iii) in the event the Company issues any Common Shares or other equity securities to Mr. Debs or any person or entity claiming through, or designated by, Mr. Debs, Raja Tuli, Suneet Tuli and Lakhbir Tuli agreed to deliver to the Company, for cancellation, an equivalent number of Common Shares, each in proportion to his respective current beneficial ownership interest in the Company. In February 1996, the Company settled the Debs litigation for $185,000. In connection therewith Raja Tuli, Suneet Tuli and Lakhbir Tuli each contributed 7,368, 3,760 and 4,959 shares to the Company to be held by the Company as treasury stock.

      As of January 30, 1997, the Company announced that it has finalized a joint venture agreement with Societe Innovatech du Grand Montreal, an instrumentality of the Province of Quebec, Canada ("Innovatech"). Both the Company and Innovatech purchased 450 shares of the Class A Common Stock of NovImage Inc., a Quebec corporation ("NovImage") for a purchase price of approximately US $1,875,000 each. The consideration paid by the Company for the stock of NovImage was in cash and was derived from the Company's working capital. In addition, two other corporations, 3294412 Canada Inc., a Quebec corporation and 3294421 Canada Inc., a Quebec corporation, both of which corporations are partially-owned by Raja S. Tuli, President and Chief Executive Officer, of the Company, each acquired 50 shares of the Class A Common Stock of NovImage in exchange for the transfer to NovImage of certain patents, patent applications and other technology and intellectual property rights of those companies.

      In connection with the transaction, the Company licensed all of its patents, software and technology relating to its scanner and plotter manufacturing to NovImage for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property and to develop new products.

      In exchange for this license and the payment of a 0.5% royalty fee on net revenue, licensing revenue and net sales to sub-licensees, NovImage granted the Company an exclusive perpetual worldwide (with the exception of the Province of Quebec, Canada) license to use such improved scanner and plotter technology and software to manufacture, distribute, market and sell the improved scanner, plotter and software, and any new products developed by NovImage. NovImage retained such rights with respect to the Province of Quebec, Canada.

      In connection with the transaction, the Company also entered into a Stock Exchange Agreement with Innovatech pursuant to which Innovatech would be permitted, under certain circumstances, to exchange its shares of NovImage for up to 253,000 shares of common stock of the Company for which Innovatech would have demand registration rights.

      Although the Company believes that the foregoing transactions were on terms no less favorable than would have been available from unaffiliated third parties in arm's length transaction, there can be no assurance that this is the case. All future transaction and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the Company.

      On September 9, 1998, Raja S. Tuli, President and Chief Executive Officer, Suneet S. Tuli, Executive Vice President and Secretary, and Lakhbir
S. Tuli, an independent consultant for the Company and the father of Raja and Suneet Tuli, purchased, in the aggregate, 1,176,470 shares of the Company's Common Stock at $.17 cents per share in a private transaction in order to provide the Company with funds for working capital.

      On September 20, 1998, Lakhbir S. Tuli made a non-interest bearing loan to the Company in the amount of $13,333 US dollars.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the nominees for a Director.

THE BOARD OF DIRECTORS DEEMS THE NOMINEES FOR DIRECTORS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ALL THE NOMINEES.


                                     II.

                     PROPOSED PRIVATE PLACEMENT OF UNITS

      The Board of Directors has unanimously approved, and recommends Shareholder approval of, a private placement offering of up to 50 Units, each Unit consisting of: (i) 40,000 shares of Common Stock; and (ii) a 12% three-year convertible note in the principal amount of $20,000 at a purchase price of $30,000 per Unit. If the minimum number of Units offered are sold, the gross proceeds will be $600,000; if the maximum number of Units offered are sold, the gross proceeds will be $1,500,000.


Background of Proposal

      As shown in the financial statements included in its Annual Report on Form 10-K for the year ended March 31, 1998, (a copy of which has been delivered to each Shareholder with this Proxy Statement) the Company has a pressing need for additional financing. The Company's heavy investment in property, plant, equipment and inventories, its continuing operating losses and its $1,850,000 investment in NovImage have substantially reduced the Company's cash position. Additionally, the Company has recently introduced several new products and requires funds in order to manufacture and distribute these new products. As a result, management believes it is necessary to raise additional capital and is conducting a private placement offering (the "Offering") in an attempt to raise the necessary funds. The Company believes that the maximum offering amount sought to be raised in this Offering will satisfy the Company's working capital needs for the next 9-12 months.

      Companies whose securities are quoted on the Nasdaq SmallCap Market (the "Nasdaq") are required to obtain Shareholder approval if the sale or issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding. On the Record Date, the Company had 7,154,598 shares of Common Stock outstanding. Given that the proposed Offering described below constitutes in excess of 20% of the Company's outstanding Common Stock, the Company cannot proceed with the Offering without the affirmative vote of the majority of the Company's Shareholders voting on this Proposal.

Proposal

      After due consideration the Board of Directors has determined that the following proposed Offering is in the Company's best interests. As currently contemplated, the Company has agreed with an investment banking firm, to act as the placement agent ("Placement Agent") for the Offering, for sale to persons who qualify as "accredited investors" (as defined in Rule 501 under the Securities Act of 1933, as amended (the "Act"), of a minimum of 20 Units and a maximum of 50 Units, each Unit consisting of (a) 40,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") and (b) a $20,000 principal amount convertible note with a 12% rate of interest paid quarterly (the "Notes"). As presently contemplated, subject to early prepayment or redemption, the Notes are convertible into shares of Common Stock at the conversion price of
$1.00. The Notes mature three (3) years from the date of issuance.   One-
half of the principal amount of the Notes may be converted during a 30-day period commencing 180 days following the initial closing of the Offering and the remaining principal amount of the Notes may be converted at any time commencing 360 days from the initial closing of the Offering.

      In the event that the Company does not receive approval of this Offering from its shareholders, within six months of the initial closing of this Offering, then the Notes become immediately due and payable and interest thereon shall increase from 12% per annum to 20% per annum effective as of the date of issuance of the Notes.

      The Notes are redeemable, in whole or in part, at the option of the Company, provided that: (i) the Shares underlying the Notes are registered for resale under the Act; (ii) during the 20 consecutive trading days ending within 45 days of the date of the written Notice of Redemption, the closing bid price of the Common Stock is not less than 150% of the conversion price, and (iii) the trading volume of the Common Stock is not less than 30,000 shares per day.

      The Placement Agent will receive a commission of 10% of the gross proceeds from the sale of the Units, as well as a 3% nonaccountable expense allowance reimbursement for its expenses relating to the Offering. In addition, the Placement Agent will receive warrants to purchase 12,000 shares per Unit sold in the Offering, exercisable for a period of five (5) years at an exercise price of $.30 per share.

      The Company intends to use the proceeds from the sale of the Units offered hereby for the promotion, marketing and advertising and sales for new copier and printer products. The Company also intends to use the proceed for general operating expenses, including the payment of outstanding payables and salaries of officers and employees.

      No offering of the securities referred to above is being made by this Proxy Statement. This Proxy Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any prior sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the Offering.

THE BOARD OF DIRECTORS DEEMS THE OFFERING TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL II.


                                    III.

                       THE ACQUISITION OF DIPRIN, INC.

      The Board of Directors has unanimously approved, and recommends Shareholder approval of, the acquisition of Diprin, Inc.

Background of Proposal

      The Company has recently agreed in principle to acquire Diprin, Inc., a recently formed company incorporated in Ontario, Canada. Diprin, Inc. is wholly-owned by Mr. Raja Tuli, the Company's President and Chief Executive Officer, and has 100 shares of common stock outstanding. After the acquisition, the Company will be the sole owner of Diprin, Inc.

      Diprin, Inc. is completing development of a portable photo-printer to conform its technology to that of the rapidly expanding consumer digital camera market. Industry forecasts have estimated that sales of digital cameras in the United States will exceed 3 million units by the year 2000. The Company believes the technology being developed will allow digital cameras to become instant photo producing cameras similar to the instant photo producing cameras marketed by Polaroid. To the Company's knowledge, the portable photo-printer being developed by Diprin, Inc. will be the smallest available and the most affordable, based on the price of existing units. Diprin, Inc. has no previous operations, contracts, revenues or liabilities.

Proposal

      The current proposal is for the Company to acquire Diprin, Inc. in a stock for stock exchange. The Company will give Mr. Raja Tuli 500,000 shares of the Company's Common Stock in exchange for the 100 shares of Common Stock of Diprin, Inc. The Board of Directors believes it is in the Company's best interests to acquire Diprin, Inc. and anticipates consummating the transaction within the next 60 days, assuming approval by the Company's shareholders.

      Companies whose securities are quoted on Nasdaq are required to obtain
Shareholder approval   if acquiring the assets of another company and any
director, officer or substantial shareholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly in the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Accordingly, this proposed acquisition cannot take place without the affirmative vote of the majority of the Company's Shareholders voting on this Proposal.

      The Board believes the acquisition of Diprin, Inc. to be in the best interests of the Company. The Board has determined that the purchase price, for which Diprin, Inc. is being offered to the Company, is fair and reasonable, although no outside or independent valuation of Diprin, Inc. has been obtained.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the proposed acquisition of Diprin, Inc.

THE BOARD OF DIRECTORS DEEMS THE ACQUISITION OF DIPRIN, INC. TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" PROPOSAL III.


                                     IV.

                 AMENDMENT TO THE ARTICLES OF INCORPORATION
                  TO GRANT THE BOARD OF DIRECTORS AUTHORITY
                   TO DECLARE AND IMPLEMENT REVERSE SPLITS
                               OF COMMON STOCK

      The Board of Directors has unanimously approved, and recommends Shareholder approval of, an amendment to the Company's Articles of Incorporation to grant authority to the Board of Directors to declare and implement a reverse stock split in the range of from two-for-one (2:1) to eight-for-one (8:1) ("Reverse Stock Split").

Background of Proposal

      The Board of Directors has unanimously approved a proposal to amend the Certificate of Incorporation to effect a Reverse Stock Split of the Company's Common Stock, $.01 par value per share, in the range of from two-for-one to eight-for-one, whereby from two shares of Common Stock to eight shares of Common Stock may be exchanged for one (1) new share of Common Stock issued and outstanding on the effective date of the amendment to the Certificate of Incorporation, and all fractional shares resulting from the Reverse Stock Split will be settled in cash. The Reverse Stock Split will not affect the par value of the Common Stock. There are presently 20,000,000 shares of Common Stock, $.01 par value per share, authorized by the Company's Certificate of Incorporation. As of the Record Date, there were 7,154,598 shares of Common Stock issued and outstanding.

      The Reverse Stock Split is being proposed in order for the Company to maintain the listing of its Common Stock and Warrants on Nasdaq. The Company's Common Stock is listed for trading on Nasdaq under the symbol "WIDEF" and the Warrants are listed under the symbol "WIDWF". On May 27, 1998, the Company received a Letter from Nasdaq regarding the Company's ability to continue to meet its maintenance criteria. Under Nasdaq rules, in order to maintain listing of its Common Stock and Warrants on Nasdaq, a Company must have, among other things, $2,000,000 of net tangible assets or market capitalization of $35,000,000 or $500,000 of net revenue in the latest fiscal year or 2 of 3 previous fiscal years and a minimum bid price of $1.00 per share. In addition, Nasdaq reserves the right to withdraw or terminate the Company's listing on Nasdaq at any time and for any reason in its discretion.

      The Nasdaq letter stated that based upon a review of the price data of the Company's Common Stock on the 30 days' prior to May 27th, the per share price was less than $1.00 per share. Nasdaq advised the Company that so long as the bid price of the Company's Common Stock increased to over $1.00 per share for at least 10 consecutive trading days prior to August 27, 1998, the Company would be in compliance with the maintenance requirement and no further action would be taken by Nasdaq to delist the Company's Common Stock. On October 16, 1998, a hearing was conducted by Nasdaq at which the Company outlined several proposals being considered by Company that would enable it to meet Nasdaq's maintenance listing criteria. At this time, Nasdaq has not made a final determination on the matter.

      The Company proposes to implement the Reverse Stock Split in the range of from two-for-one to eight-for-one in an attempt to comply with the Nasdaq maintenance regulations dependant upon the price of the Common Stock at the date of the Reverse Stock Split. In the event that the Company completes the Reverse Stock Split, the number of shares that an investor owns would be reduced, but theoretically the economic value of the shares held by an investor would have the same value as prior to the split. For example, if a Shareholder has 1,000 shares and the market price is $.50 per share and a eight for one Reverse Stock Split is effected, the Shareholder will be holding 125 shares worth $4.00 per share. While there can be no assurances that the price of the Common Stock on a post-split basis will increase to the mathematical equivalent of the Reverse Stock Split, the Board of Directors believes that it is the Company's only alternative currently available to raise the price of the Common Stock to a level which will be acceptable in order to maintain the Company's listing on Nasdaq.

Proposal

      The following description of the amendment is qualified in its entirety by reference to the form of the Amended and Restated Certificate of Incorporation annexed hereto as Appendix B.

      The Company's Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of Common Stock par value $.01 per share. As of the Record Date, the Company had issued and outstanding 7,154,598 shares of Common Stock. As of such date, there was also reserved for issuance upon the conversion or exercise of various securities of the Company 2,462,460 shares of Common Stock, leaving a total of 10,382,942 authorized, unissued and unreserved shares of Common Stock available for future issuances.

      If Proposal IV is approved by Shareholders, each share would be exchanged for one (1) new share of Common Stock in accordance with the Reverse Stock Split, as of the date on which the amendment to the Company's Certificate of Incorporation is filed with the Ministry of Consumer and Commercial Relations for the Province of Ontario, Canada (the "Effective Date"). The par value of the Common Stock would not be effected.

      No fractional shares of new Common Stock will be issued for any fractional new share interest. Rather, each Shareholder who would otherwise receive a fractional new share of Common Stock as a result of the Reverse Stock Split will receive an amount of cash equal to the average of the low bid price of a share of Common Stock as reported by the National Quotation Bureau, Inc., (or if no price is quoted, the market value of the Common Stock as determined by the Board of Directors) on the date immediately preceding the Effective Date multiplied by the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional interest. In the event that no market price from the National Quotation Bureau is available on the Effective Date, the Board of Directors will determine the market price based upon the market price of the Common Stock during the most recent 10-day period for which market prices are available. Because the price of the Common Stock fluctuates, the amount to be paid for fractional shares cannot be determined until the Effective Date and may be greater or less than the price on the date that any Shareholder executes his proxy.

      If this Proposal is approved, the Company will notify Shareholders of the filing of the Amended and Restated Certificate of Incorporation with the Ministry of Consumer and Commercial Relations for the Province of Ontario, Canada and will furnish to Shareholders of record as of the close of business on the Effective Date with a Letter of Transmittal for use in exchanging certificates. The Shareholders of the Company, promptly after the Amended and Restated Certificate of Incorporation becomes effective, will be requested to mail their certificates representing their shares of Common Stock of the Company to the Exchange Agent named in the Letter of Transmittal in order that a new stock certificate giving effect to the Reverse Stock Split may be issued and proceeds of the settlement of fractional interests delivered promptly.

      After giving effect to the settlement of fractional shares of Common Stock, there will be no material differences between those securities outstanding prior to the Effective Date of a Reverse Stock Split and those to be outstanding after the Effective Date of a Reverse Stock Split. A Reverse Stock Split will, however, result in adjustments to the exercise price, conversion rates and number of shares issuable upon the exercise or conversion of certain outstanding options and warrants.

      As a result of the Reverse Stock Split, cash proceeds received from the settlement of fractional shares may result in a Shareholder realizing taxable gain or loss to the extent of the difference between such proceeds and the cost or other basis applicable to the fractional shares. No officer, director, associate or affiliate of the Company is expected to derive any material benefit from approval of a Reverse Stock Split other than the benefits which would be enjoyed by any other person holding the same number of shares.

      The Board of Directors believes that it is in the best interests of the Company to grant the Board of Directors authority to declare and implement up to a eight-for-one Reverse Stock Split without the delay and expense of calling a special meeting to secure Shareholder approval.


Vote Required

      A favorable vote of two-thirds (2/3) of the votes cast at the Annual Meeting is required for the approval of the proposed amendment to the Articles of Incorporation to grant the Board of Directors authority to declare and implement Reverse Stock Split of common stock.

THE BOARD OF DIRECTORS DEEMS THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO GRANT THE BOARD OF DIRECTORS AUTHORITY TO DECLARE AND IMPLEMENT REVERSE SPLITS OF COMMON STOCK TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL IV.


                            FINANCIAL INFORMATION

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS, WHICH EXHIBITS SHALL BE FURNISHED TO SHAREHOLDERS, IF REQUESTED, UPON PAYMENT TO THE COMPANY OF REASONABLE EXPENSES INCLUDING PHOTOCOPYING AND MAILING EXPENSES, TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO SUNEET S. TULI, SECRETARY, 72 DEVON ROAD, UNIT 18, BRAMPTON, ONTARIO, CANADA L6T 5B4.

      Each such request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of Common Shares of the Company entitled to vote at the 1998 Annual Meeting of Shareholders.


                             VI.  OTHER BUSINESS

      As of the date of this Proxy Statement, the foregoing is the only business which the Board of Directors intends to present, and is not aware of any other matters which may come before the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.


              VII.  STOCKHOLDER PROPOSALS - 1999 ANNUAL MEETING

      Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or prior to July 23, 1999 to be eligible for inclusion in the Company's proxy statement and form of proxy to be used in connection with the 1999 Annual Meeting of Shareholders.


                                       By Order of the Board of Directors


                                       SUNEET S. TULI, Secretary

Dated: October 26, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.



                           The WIDECOM GROUP, INC.
             Annual Meeting of Shareholders - November 20, 1998

                  Proxy Solicited By The Board of Directors

The undersigned hereby appoints Raja S. Tuli and Suneet S. Tuli, and each of them, proxies, with full power of substitution, to vote all shares of common stock of the Widecom Group, Inc. owned by the undersigned at the Annual Meeting of shareholders of The Widecom Group, Inc. to be held on November 20, 1998 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I.    Election of Directors

      [ ]  For all nominees listed below     [ ]  Withhold authority
           (except as marked to the               to vote for all nominees
           contrary below)                        listed below

(Instruction: To withhold authority for any individual nominee, strike a line through the nominee's name in the list below.)


       Raja  S. Tuli     Lt. Colonel K.C. Sharma    Bruce D. Vallillee
       Suneet S. Tuli    Dr. Ajit Singh

                                   (Continued and to be signed on reverse side)

II.   Proposal For The Private Placement of Units

      [ ]  For        [ ]  Against      [ ]  Abstain


III.  Proposal For The Acquisition of Diprin, Inc.

      [ ]  For        [ ]  Against      [ ]  Abstain


IV. Proposal To Amend The Articles of Incorporation To Grant the Board of Directors Authority to Declare and Implement Reverse Splits of Common Stock.

      [ ]  For        [ ]  Against      [ ]  Abstain


and to vote upon any other business as may properly become before the meeting or any adjournment thereof, all as described in the proxy statement dated October 26, 1998 receipt of which is hereby acknowledged.

Either of the proxies or their respective substitutes. who shall be present and acting shall have and may exercise all the powers hereby granted. The shares represented by this proxy will be voted FOR the election of five directors, FOR the Proposal For The Private Placement of Units, FOR the Proposal For The Acquisition of Diprin, Inc., and FOR the Proposal To Amend The Articles of Incorporation To Grant the Board of Directors Authority to Declare and Implement Reverse Splits of Common Stock, unless contrary instructions are given. Said proxies will use their discretion with respect to any other matters which properly come before the meeting.


                             Date_________________________________________


                             Signed_________________________________________

                             (Please date and sign exactly as accounts. Each joint owner should sign. Executors, administrators, trustees, etc. should also so indicate when signing.)


                             The proxy is solicited on behalf of the Board of Directors. Please sign and return in the enclosed envelope.